Exhibit 10.22

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of May 1, 2004 (this “Agreement”), is made and entered into by and between Extra Space V LLC, a Delaware limited liability company (“Buyer”) and Equibase Mini Warehouse LLC, a Delaware limited liability company (“Seller”).

WHEREAS, Buyer and Seller are parties to the Amended and Restated Limited Liability Company Agreement of Extra Space Properties Five LLC, a Delaware limited liability company (the “Company”), dated as of September 12, 2002 (the “Operating Agreement;” all capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Operating Agreement);

WHEREAS, Seller holds a 40% Percentage Interest in the Company and has certain rights to receive Profits, Net Cash from Operations, Net Cash from Sales and Net Cash from Refinancings pursuant to the terms of the Operating Agreement (together, Seller’s Percentage Interest and all other rights and interests of Seller to participate in or benefit from the ownership, profits and/or losses of the Company, whether as a member of the Company or otherwise are collectively referred to herein as the “Seller’s Entire LLC Interest”);

WHEREAS, Buyer and its affiliates are in the process of conducting a reorganization following which, among other things, Buyer’s ultimate parent entity will conduct an underwritten initial public offering of its shares of common stock pursuant to an effective registration statement filed with the Securities and Exchange Commission (such reorganization and initial public offering together referred to herein as the “Formation Transactions and IPO”);

WHEREAS, subject to the completion of the Formation Transactions and IPO, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Seller’s Entire LLC Interest on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, simultaneously with the completion of Buyer’s acquisition of the Seller’s Entire LLC Interest, and pursuant to Section 4.4 of this Agreement, Seller shall withdraw as member of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

PURCHASE AND SALE; CLOSING

1.1 Purchase and Sale. Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Seller’s Entire LLC Interest, including Seller’s rights and obligations reflected on Schedule A to this Agreement, at the Closing (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement.

1.2 Purchase Price. The aggregate purchase price for the Seller’s Entire LLC Interest (the “Purchase Price”) is Seven Million Eight Hundred Forty Two Thousand and Thirty-Five Dollars

($7,842,035). The Purchase Price will be payable in the manner provided in Section 1.4 of this Agreement.

1.3 Closing; Term.

1.3.1 Closing. The “Closing Date” or “Closing” of the transactions contemplated by this Agreement will be on or before thirty (30) days after the closing of the Formation Transactions and IPO. Closing will take place at the offices of Clifford Chance US LLP, 200 Park Avenue, New York, New York or at such other place as the parties hereto may agree upon. However, Closing shall not occur unless each and every condition set forth in Article 5 of this Agreement has been satisfied or waived.

1.3.2 Term. If the Closing does not occur by September 30, 2004, this Agreement shall be deemed terminated and shall be of no further force and effect and neither Buyer nor Seller shall have any further obligations pursuant to this Agreement except as specifically set forth in this Agreement.

1.4 Closing Deliveries.

1.4.1 At the Closing, Buyer will deliver to Seller the Purchase Price, consisting of Seven Million Eight Hundred Forty Two Thousand and Thirty-Five Dollars ($7,842,035) by wire transfer of immediately available funds to an account designated by Seller at least two business days prior to the Closing or, at Buyer’s option by certified check. Simultaneously with the delivery of the Purchase Price, Seller will sell, transfer, convey and assign to Buyer good and valid title in and to the Seller’s Entire LLC Interest, free and clear of all pledges, security interests, liens or other encumbrances of any nature whatsoever, except as may be contained in the Operating Agreement (collectively, “Encumbrances”), by executing and delivering to Buyer a member interest transfer agreement substantially in the form of Exhibit A attached to this Agreement. Prior to or on the Closing Date, Seller shall have also duly executed and delivered to Buyer a non-foreign status affidavit pursuant to Section 1445 of the Code, in the form of Exhibit B, attached to this Agreement and incorporated herein by this reference.

1.5 Transfer Taxes. All sales, value added, use, state or local transfer and gains taxes, registration, stamp and similar taxes imposed in connection with the transactions contemplated by this Agreement shall be borne exclusively by Buyer.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties, each of which is material and being relied upon by Buyer, each and every one of which is true, correct, and complete as of the date of this Agreement (unless they expressly provide for a future date):

2.1 Organization of Seller. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

2.2 Authority. Seller has full right, power and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder require no further action or approval of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of

Seller in accordance with its terms, except as provided in the Operating Agreement subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

2.3 Ownership. Seller owns the Seller’s Entire LLC Interest, beneficially and of record, free and clear of any and all Encumbrances, except as provided in the Operating Agreement. Except for this Agreement and the Operating Agreement, Seller has not granted any options, warrants, or rights to subscribe to, securities, member interests, rights or obligations convertible into or exchangeable for or given any right to subscribe for or participate in the profits of all or any portion of the Seller’s Entire LLC Interest. At the Closing, upon consummation of the transactions contemplated by this Agreement, Buyer will acquire the entire legal and beneficial interest in and to all of the Seller’s Entire LLC Interest, free and clear of any and all Encumbrances, except as provided in the Operating Agreement.

2.4 Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by Seller has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under any mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to Seller or to the Seller’s Entire LLC Interest.

2.5 Litigation. There is no action, suit, or proceeding, pending or known by Seller to be threatened, against or affecting Seller, in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, excluding any action, suit or proceeding against the Company, Buyer or any affiliate thereof which (i) in any manner raises any question affecting the validity or enforceability of this Agreement; (ii) could materially and adversely affect the business, financial position, or results of operations of Seller or the Seller’s Entire LLC Interest; (iii) could materially and adversely affect the ability of Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto; (iv) could create a lien on the Seller’s Entire LLC Interest, any part thereof, or any interest therein; or (v) could materially and adversely affect the Seller’s Entire LLC Interest, any part thereof, or any interest therein.

2.6 Consents. Except as may otherwise be set forth in this Agreement, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by Seller has been obtained or will be obtained on or before the Closing Date.

2.7 Tax Matters. Seller represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of the Seller’s Entire LLC Interest to Buyer and the receipt of the Purchase Price therefor and (ii) any other transaction contemplated by this Agreement. Seller further represents and warrants that it has not relied on Buyer or Buyer’s representatives or counsel for such tax advice.

2.8 Bankruptcy with respect to Seller. No Act of Bankruptcy has occurred with respect to Seller. As used herein, “Act of Bankruptcy” shall mean if Seller shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (viii) take any entity action for the purpose of effecting any of the foregoing.

2.9 Brokerage Commission. Seller has not engaged the services of any broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by Seller. Seller hereby agrees to indemnify and hold Buyer and its employees, directors, partners, affiliates and agents harmless against any claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive Closing or any termination of this Agreement.

2.10 Representations True and Correct. In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which Seller has knowledge, Seller will immediately disclose the same to Buyer when first available to Seller; and, in the event of any such material change, Buyer may, at its election, terminate this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties, each of which is material and being relied upon by Seller, are true, correct, and complete as of the date of this Agreement (unless they expressly provide for a future date):

3.1 Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full right, power, and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder have been duly authorized by all requisite action of Buyer and require no further action or approval of Buyer’s members, directors, officers, managers or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of Buyer in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.2 Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by Buyer has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under its operating agreement, or any material mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to Buyer.

3.3 Litigation. There is no action, suit, or proceeding, pending or, to the knowledge of Buyer, threatened, against or affecting Buyer in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which in any manner raises any question affecting the validity or enforceability of this Agreement or could materially and adversely affect the ability of Buyer to perform its obligations under this Agreement, or under any document to be delivered pursuant to this Agreement.

3.4 Consents. Except as may otherwise be set forth in this Agreement, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this

Agreement or the transactions contemplated hereby by Buyer has been obtained or will be obtained on or before the Closing Date.

3.5 Brokerage Commission. Buyer has not engaged the services of any broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by Buyer. Buyer hereby agrees to indemnify and hold Seller harmless against any claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive Closing or any termination of this Agreement.

3.6 Purchase for Investment. The Seller’s Entire LLC Interest will be acquired by Buyer for its own account for the purpose of investment and without a view toward distribution or resale, it being understood that the right to dispose of such Seller’s Entire LLC Interest shall be entirely within the discretion of Buyer.

3.7 Representations True and Correct. In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which Buyer has knowledge, Buyer will immediately disclose the same to Seller when first available to Buyer; and, in the event of any such material change, Seller may, at its election, terminate this Agreement.

ARTICLE 4

COVENANTS AND OTHER AGREEMENTS

4.1 Waiver of Rights Under Agreements. As of the Closing Date, Seller waives and relinquishes all rights and benefits otherwise afforded to Seller under any agreement relating to the Seller’s Entire LLC Interest including, without limitation, its buy-sell rights in Sections 11.1 and 11.2 of the Operating Agreement and any rights of appraisal, rights of first offer or first refusal, and any right to consent to or approve of the sale of the Seller’s Entire LLC Interest to Buyer or any direct or indirect subsidiary thereof.

4.2 Indemnification. Seller hereby agrees to indemnify and defend Buyer and its affiliates against and to hold them harmless from any and all damage, loss, liability and expense incurred or suffered by Buyer or any of its affiliates arising out of or based upon the inaccuracy of any representation or warranty or breach of any agreement made or to be performed by Seller pursuant to this Agreement and any exhibit or attachment to this Agreement; provided, however that Seller’s aggregate liability under this Section 4.2 shall not exceed the Purchase Price. Buyer hereby agrees to indemnify and defend Seller against and to hold it harmless from any and all damage, loss, liability and expense incurred or suffered by Seller arising out of or based upon the inaccuracy of any representation or warranty or breach of any agreement made or to be performed by Buyer pursuant to this Agreement and any exhibit or attachment to this Agreement.

4.3 Further Actions. Buyer and Seller agree to execute such other instruments, and take such other actions, as may be deemed necessary or appropriate to effectuate the transactions contemplated by this Agreement.

4.4 Withdrawal as Member. Effective as of the Closing Date, Seller shall, and hereby does, withdraw as a member of the Company. Seller also agrees that effective as of the Closing Date, except for its indemnification rights under Section 4.2 of this Agreement, Seller waives and forever releases any and all rights in, claims against and obligations owing from the Company and all of its affiliates that Seller may have in its capacity as a member of the Company or otherwise regardless of when such rights, claims or obligations accrued or arose.

ARTICLE 5

CLOSING CONDITIONS

5.1 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement with respect to the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, any and all of which may be waived by Buyer in its sole discretion:

5.1.1 Completion Formation Transactions and IPO. The Formation Transactions and IPO shall have been completed.

5.1.2 Representations and Warranties. The representations and warranties of Seller contained in Article 2 of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

5.1.3 Performance. Seller shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.1.4 Transfer Agreement. Prior to or on the Closing Date, Seller shall have executed and delivered to Buyer a member interest transfer agreement substantially in the form of Exhibit A attached to this Agreement.

5.1.5 FIRPTA Certificate. Prior to or on the Closing Date, Seller shall have duly executed and delivered to Buyer a non-foreign status affidavit pursuant to Section 1445 of the Code, in the form of Exhibit B attached to this Agreement.

5.1.6 Certificate. Buyer shall have been provided with a certificate executed on behalf of Seller by an authorized officer of Seller certifying as to the matters set forth in Sections 5.1.2 and 5.1.3.

5.2 Conditions to Obligations of Seller. The obligations of Seller under this Agreement with respect to the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, any and all of which may be waived by Seller in its sole discretion:

5.2.1 Representations and Warranties. The representations and warranties of Buyer contained in Article 3 of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

5.2.2 Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.2.3 Certificate. Seller shall have been provided with a certificate executed on behalf of Buyer by an authorized officer of Buyer certifying as to the matters set forth in Sections 5.2.1 and 5.2.2.

ARTICLE 6

MISCELLANEOUS

6.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Seller:	with a copy to:

Equibase Mini Warehouse LLC 1200 North Ashland Avenue, Suite 522 Chicago, Illinois 60622 Attention: Michael W. Husman Facsimile: 773-489-2580	Piper Rudnick LLP 203 North LaSalle Street Chicago, Illinois 60601 Attention: Nicholas R. Minear Facsimile: 312-630-7326

If to Buyer:	with a copy to:

Extra Space V LLC c/o Extra Space Storage LLC 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 Attention: Charles Allen, Corporate General Counsel Facsimile: 801-365-4947	Clifford Chance US LLP 200 Park Avenue New York, New York 10166 Attention: Karl A. Roessner Facsimile: 212-878-8375

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 6.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

6.2 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

6.3 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

6.4 Binding Effect. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

6.5 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

6.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

EXTRA SPACE V LLC, a Delaware limited liability company

By:
Name:
Title:

EQUIBASE MINI WAREHOUSE LLC, a Delaware limited liability company

By:
Name:
Title: